 EXHIBIT 99.1

NEWS RELEASE

The Court of Queen’s Bench of Alberta has dismissed the claims of I.G.M. Resources Corp. against Deep Well Oil & Gas, Inc. and its subsidiary

February 13, 2014 – 08:00 EST

EDMONTON, ALBERTA - (Marketwired) Deep Well Oil & Gas, Inc. and its Canadian subsidiary, Northern Alberta Oil Ltd. (“Deep Well” or “Company”) (OTCQB: DWOG) is pleased to announce that the entirety of the claim of the Plaintiff I.G.M. Resources Corp. against Deep Well has been dismissed by a Judge of the Court of Queen’s Bench of Alberta, Judicial District of Calgary.  Deep Well filed a request for dismissal with the Court, and the Court ordered the dismissal of the case against Deep Well.  Deep Well is not required to pay any costs or amounts toward the resolution of this lawsuit.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent working interest in 12 contiguous square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).  Deep Well and its partners recently completed the drilling of a SAGD well pair on some of these Sawn Lake lands and are presently installing the steam and production equipment necessary to produce these wells.

The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this news release. A fuller description of the litigation can be found in our 8-K filed on the Edgar system today.

Contact Information:
Deep Well Oil & Gas, Inc.
(780) 409-8144
info@deepwelloil.com
www.deepwelloil.com